EXHIBIT 10.2

July 1, 2004

Harry M. Cornell, Jr.
No. 1 Leggett Road
Carthage, MO 64836

Re:	Whole Life Insurance Policy
Our File No.:

Dear Harry:

I am writing to confirm the agreement between you and Leggett & Platt, Incorporated (the “Company”) regarding a payment from the Company in exchange for life insurance coverage currently provided by the Company.

Under your employment agreement, the Company agreed to provide you with life insurance coverage, plus a tax gross-up, at least equal to the coverage provided before termination of employment. The Company had provided you with $250,000 of life insurance coverage under a whole life policy.

You have agreed to give up the life insurance coverage in exchange for a payment of $185,978, which includes a tax gross-up, from the Company. This payment will be held by the Company and used to offset certain post-retirement expenses for rental space and other services provided to you by the Company.

If you are in agreement with the terms of this exchange, please return a signed copy of this letter to me.

Sincerely,

LEGGETT & PLATT, INCORPORATED

/s/ Ernest C. Jett
Ernest C. Jett
Vice President, General Counsel and Secretary
AGREED TO:

/s/ Harry M. Cornell Jr.
Harry M. Cornell Jr.